Exhibit 10.15

Sunoco Logistics Partners L.P.
1801 Market Street
Philadelphia, PA 19103-1699

November 13, 2003

Mr. Jeffrey W. Wagner

2221 Buttonwood Road

Berwyn, PA 19312

Dear Jeff,

This is to confirm that your employment with Sunoco Logistics Partners L.P. will be terminated as of Friday, December 5, 2003.

Severance payments shall be made accordance with company policy. That will give you two week’s pay for each year you have completed with the company up to twenty (20) years and three (3) weeks after that as of your termination date. In your case this will amount to forty-three (43) weeks of severance pay.

Listed below are some highlights of your severance package:

•	You have the option to select between enhanced severance benefits and basic severance benefits and have twenty (21) days from the date you receive the General Release and Involuntary Termination Plan Acknowledgment and Beneficiary Designation Form. If you do not return the signed forms within this time period will result in a default election of basic severance benefits. You also have a seven-day period after signing the two forms to revoke or rescind your decision.

•	Your severance pay will be paid monthly (each check will include a maximum of four (4) weeks’ pay). Your will receive your first severance check the week of January 26, 2004.

•	All benefits will cease with the exception of medical and life insurance. Your medical coverage will remain in effect until the end of the severance period. Also, Sunoco Logistics will continue to provide non-contributory life insurance coverage equal to one times base pay during the severance pay period. Any supplement coverage elected will be discontinued.

•	COBRA continuation eligibility will begin as of your termination date and will run concurrently with the period of severance payments. After COBRA benefits expire, no further medical benefits will be available.

•	As of today you currently have 312 remaining vacation hours. Therefore, any vacation hours remaining prior to your termination date will be paid as a lump sum and payable January 9, 2004. Lump sum vacation hours are subject to 25% Federal taxes, plus other applicable taxes.

•	A lump sum severance bonus will also be paid to you. The amount is the average of the last three (3) consecutive years divided by 52, multiplied by weeks of severance to be paid. Recorded bonuses of $32,515 paid in 2000, $43,436 paid in 2001, and $62,680 paid in 2002. The calculation is as follows:

Three (3) Year Bonus Amounts
$ 32,515
$ 43,436
$ 62,680

$138,631	Average = $46,210.33

Severance bonus payout equals $(46,210.33/52)*43 = $38,212.39 less applicable taxes payable January 9, 2004.

•	Since you participate in the Sunoco Logistics Annual Incentive Plan you will receive a pro-rated bonus based upon the months as an active employee during the performance year. Bonuses are paid in March following the performance year. The actual amount is based upon salary, grade, company performance and month of termination.

•	You also will receive a special severance bonus payment in lieu of any vested long-term incentive plan awards. Any award of restricted units granted to you under the Sunoco Partners LLC Long-term Incentive Plan (“LTIP”) will be cancelled, and you will receive in lieu thereof, a special severance bonus equal to two thousand six hundred forty-four (2,644) times the average closing price for Partnership common units as published in the consolidated trading tables of the Wall Street Journal for the period from October 23, 2003 through December 4, 2003. In addition, you will receive $7,634.55, which represents an amount equal to the aggregate value of cash distributions paid by the Partnership on two thousand six hundred forty-four (2,644) of its common units during the period from July 23, 2002 through December 5, 2003. These payments will be payable December 26, 2003.

Finally, Eva Ziavras will review with you in detail the Involuntary Termination Package on Friday, November 14th at 8:30 a.m.

Jeff, I wish you the best of luck in your future endeavors.

Sincerely,

Margaret E. Sofio
Director, Human Resources
Sunoco Logistics Partners L.P.